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                                                                    EXHIBIT 99.1


         UTI ENERGY COMPLETES ACQUISITION NORTH DRILLING SERVICES, INC.

       ADDS 16 RIGS WITH AVERAGE DEPTH CAPACITY OF MORE THAN 13,000 FEET,
                     INCLUDING TWO DEEP CAPACITY "SCR" RIGS


HOUSTON, TEXAS, AND LUBBOCK, TEXAS, JULY 26, 1999 -- UTI ENERGY CORP.

(AMEX: UTI) AND NORTON DRILLING SERVICES, INC. (OTCBB: NORT) jointly announced that Norton's shareholders have today voted their approval of the sale of Norton Drilling Services, Inc. of Lubbock, Texas, to UTI Energy Corp. for UTI common stock. Upon this shareholder approval, the merger was officially completed. Each Norton shareholder will receive one share of UTI common stock for 3.8 shares of Norton. As of May 31, 1999, Norton reported 4,934,321 weighted average number of shares (basic and diluted) outstanding. Based upon UTI's closing share price on Friday, July 23, 1999 of $15,125, the transaction is valued at approximately $19.6 million.

         Included in the transaction are Norton's 16 drilling rigs, three of which are located in South Texas, two in Wyoming, and the remaining eleven in New Mexico and West Texas. Norton's rigs have an average drilling capacity of more than 13,000 feet, with the largest rig having a capacity of approximately 22,000 feet. The fleet includes two "SCR" Rigs, with an average drilling capacity of about 21,000 feet.

         Commenting on the successful completion of the acquisition, UTI's chairman Mark S. Siegel said, "Norton Drilling Services brings to UTI 16 additional rigs that will enhance our deep drilling capability in key market areas. We are also pleased to welcome Norton's quality people to our organization, and we anticipate a very smooth and harmonious integration of the two companies."

         About UTI Energy

         UTI Energy Corp. is a leading provider of contract drilling and pressure pumping services in the continental United States. With the addition of the sixteen Norton rigs, UTI has a total of 120 drilling rigs that provide drilling services primarily in Texas, Oklahoma, New Mexico, and the Rocky Mountains. The Company's pressure pumping subsidiary provides stimulation and cementing services in the Northeast.

         Statements made in this press release that state the Company's or management's intentions, beliefs, expectations or predictions for the future are forward-looking statements. It is important to note that the Company's actual results could differ materially from those projected





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in such forward-looking statements. In addition to the factors set forth above, other important factors that could cause actual results to differ materially include, but are not limited to, the impact of recent declines in prices of oil and gas on the demand for the Company's services and the risk of any further declines in oil and gas prices that could adversely affect demand for the Company's services, and their associated effect on day rates and rig utilization, industry conditions, integration of acquisitions, demand for oil and gas, and ability to retain management and field personnel. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company's SEC filings, including but not limited to the Company's report on Form 10-K for the year ended December 31, 1998 and Forms 10-Q for fiscal 1999 reporting periods. Copies of these filings may be obtained by contacting the Company or the SEC.





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